EX-99.(h)(13)

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement dated and effective as of March 31, 2016, by and between Goldman Sachs Trust II (“GST II”), Cayman Commodity-MMRA, Ltd., and Cayman Commodity-MMA, Ltd., (collectively, the “Trusts”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).

WHEREAS, the Trusts and the Bank entered into an Administration Agreement dated and effective as of as of April30, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Bank and the Trusts desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.	Amendment. The Agreement shall be amended, supplemented and modified as follows:

Additional Portfolio

We hereby advise you that GST II has established one new series of shares to be known as Multi-Manager U.S. Small Cap Equity Fund (the “Portfolio”). In accordance with the terms of the Agreement, the Trusts hereby request that the Portfolio be added to the Agreement as a new “Portfolio.” In connection with such request, the Trusts hereby confirms to the Bank, as of the date hereof, their representations and warranties set forth in the Agreement as amended by the Amendment. Schedule A to the Agreement shall be revised and replaced in its entirety with Schedule A attached hereto.

3.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gunjan Kedia
Name:	Gunjan Kedia
Title:	Executive Vice President

GOLDMAN SACHS TRUST II

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Principal Financial Officer & Treasurer

CAYMAN COMMODITY-MMA, LTD.

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Director

CAYMAN COMMODITY-MMRA, LTD.

By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Director

ADMINISTRATION AGREEMENT

SCHEDULE A

Goldman Sachs Trust II

Goldman Sachs Multi-Manager Alternatives Fund

Goldman Sachs Multi-Manager Global Equity Fund

Goldman Sachs Multi-Manager Real Assets Strategy Fund

Goldman Sachs Non-Core Fixed Income Fund

Multi-Manager International Equity Fund

Multi-Manager U.S. Dynamic Equity Fund

Multi-Manager U.S. Small Cap Equity Fund

Cayman Commodity-MMA, Ltd.

Cayman Commodity-MMRA, Ltd.